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                                                                      Exhibit 16


Securities and Exchange Commission
Washington, DC  20549
March 22, 2000

Gentlemen:


     We were previously the independent accountants for KS Bancorp, Inc. and on January 27, 2000, we reported on the consolidated financial statements of KS Bancorp, Inc. and subsidiary (KS Bancorp) as of and for the year ended December 31, 1999. On March 16, 2000, we were replaced as the independent accountants of KS Bancorp. We have read KS Bancorp's statements included under Item 4 of its Form 8-K for March 16, 2000 and we agree with such statements.

                                                     Very truly yours,


                                                     /s/ McGLADREY & PULLEN, LLP